                                                             Exhibit 10.(c)(iii)

                         PERMANENT EMPLOYMENT AGREEMENT

      This Permanent Employment Agreement ("Agreement") is made as of the 18th day of December, 1996, between NeuroCorp., Ltd. and Memory Centers of America, Inc. ("Companies"), and Jonathan E. Raven, an individual residing at 2556 Dustin, Okemos, MI ("Employee").

                                    RECITALS

      1. The Companies wish to secure the permanent uninterrupted services of Employee as Chief Executive Officer, President and Director of Memory Centers of America, Inc. and as Executive Vice President and Director of NeuroCorp., Ltd., and all of its subsidiaries and Employee wishes to perform such services for Companies on the terms and conditions hereinafter set forth and for the duration of this Permanent Employment Agreement.

      2. Accordingly, the Companies and Employee wish to execute this Permanent Employment Agreement.

                                    AGREEMENT

      1. Definitions. As used in this Agreement, the terms identified below shall have the meanings indicated, and variants and derivatives of the following terms shall have correlative meanings.

      "Board" means the Board of Directors of each Company.

      "Confidential Information" means, with respect to the affairs of the Companies, any information, data, figures, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, promotions, manuals, procedures, and any writings or conversations concerning the foregoing.

      "Continuation Date" means January, 2000.

      "Disability" means a physical or mental incapacity which is incurred by Employee and which would allow Employee to receive benefits under the Company's long-term disability income plan.

      "Effective Date" means January 6, 1997.

      "Incapacity" means incapacity due to physical or mental illness (other than an incapacity which constitutes a Disability), as a result of which Employee has been receiving payments under the Company's long-term disability income plan.

      "MCA" shall mean Memory Centers of America, Inc.

      "NCL" shall mean NeuroCorp, Ltd.

      "Person" means any person (other than Employee), firm, corporation, partnership, joint venture, or other entity or an affiliated group including any Person (other than Employee).

      2. Permanent Employment. The Companies hereby agree to permanently employ Employee as Chief Executive Officer, President and Director of Memory Centers of America, Inc. and as Executive Vice President and Director of NeuroCorp., Ltd. and all of its subsidiaries. Employee shall devote full time and attention (during normal business hours) exclusively to the performance of his duties hereunder. Employee will perform his duties faithfully, competently, diligently, and to the best of his ability.

      3. Term. The term of this Agreement shall commence on the Effective Date and continue to the same date in 2000. Following the Continuation Date, this Agreement shall continue for successive one-year term unless the Companies provide Employee with written notice of intent to terminate at least 12 months prior to the end of the initial three-year term or a subsequent term, or unless terminated pursuant to Section 6. In each successive continuation year of this Agreement, compensation shall be guaranteed according to Section 4 below, with salary to increase annually by an amount consistent with CPI as compared to the prior year. Employee's performance under this Agreement is conditional upon the Companies raising $2,000,000 prior to the Effective Date.

      4. Compensation. As full compensation for the permanent services of Employee, Companies shall provide Employee with the following salary and benefits:

            a. Base Salary. Base salary, at the annual rate of $150,000 in the first year. Thereafter, base salary shall be $225,000 in year two and shall increase as set forth in Paragraph 3 above. Payments shall be made in bi-weekly installments.

            b. Incentive compensation bonus. Employee shall be entitled to receive an incentive compensation bonus during the term of this agreement pursuant to an annual executive incentive plan to be developed by the Companies.

            c. Expenses. Reimbursement for necessary and reasonable business expenses incurred by Employee in his employment including, but not limited to, all expenses attendant to Employee's travel to and from the Companies' current corporate offices in Tarrytown, New York.

            d. Fringe Benefits. Participation in all employee benefit plans and arrangements commensurate with Employee's position and length of service which are presently or hereafter made generally available to key employees of the Companies. Employee shall have an auto lease allowance of $800 per month.

            e. Options. 500,000 qualified stock options for purchase of common stock exercisable at the lower of $7.00 per share or fair market value. Said options shall: be exercisable, upon vesting, for a period of 10 years from the Effective Date of this Agreement; be protected against dilution in a manner consistent with the provisions of stock options under the Company's stock option plan; vest 200,000 options upon the Effective Date, and 150,000 options on each of the first and second anniversaries of the Effective Date, so that they are fully vested 24 months after the Effective Date.

      5. Termination. This Agreement and Companies' unaccrued obligations hereunder shall terminate as follows:

            a. Death. Upon death of Employee.

            b. Incapacity. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall be absent from his duties hereunder for six (6) consecutive months, and if, within 30 days after written notice of the Companies' intention to terminate this Agreement-time basis, Companies may terminate this Agreement for "Incapacity."

            c. For Cause. "Cause" means (i) the willful and continued failure by Employee to substantially perform his duties hereunder; (ii) any willful, intentional, or grossly negligent act by Employee having the demonstrable effect of substantially injuring the reputation or business of the Company; or (iii) conviction of Employee of any crime which constitutes a felony. No act, or failure to act, on Employee's part shall be considered "willful" unless done, or not done, by Employee not in good faith and without reasonable belief that the act or omission was in the best interest of the Companies. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless and until the Companies shall have delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than sixty percent of the entire Board (which sixty percent must include at least one-half of the independent outside directors) at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel selected by Employee, to be heard before the Board), finding that in the good faith opinion of the Board Employee engaged in the conduct set forth above in clauses (i), (ii), and (iii) in the first sentence of this subsection and specifying the particulars thereof in detail.

            d. Notice by Employee. Upon three months written notice by Employee to Companies.

      6. Compensation upon Termination or During Incapacity. During any period that Employee fails to perform his duties as a result of Incapacity, Companies shall continue to pay base salary (and Employee shall be entitled to all other benefits and provisions under this Agreement) at the rate in effect at the commencement of such Incapacity until this Agreement is terminated pursuant to
Section 5(b); provided, however, that the obligations of Companies under this
Section 6 shall be reduced by the amount of any disability income insurance payments or workers compensation payments Employee may receive during Incapacity under any state plan or policy carried by Companies of which Employee is a beneficiary. Upon termination of employment under this section, this Agreement shall terminate and Companies shall have no further obligation to Employee except to the extent Employee is otherwise entitled to any accrued payments or benefits hereunder or under any benefit plan or program of Companies.

      7. Indemnification. The Companies shall indemnify Employee, to the maximum extent permitted by applicable law, during and after the termination of his employment, against all judgments, settlement payments, costs, attorney fees, and other reasonable expenses incurred by you in connection with the defense of any action, suit, or proceeding, arising from events before or during the term of his employment to which he has been made a party because of the performance of his duties under this agreement. This right of indemnification shall be in addition to any rights that he may otherwise be entitled to under the bylaws of the Companies or otherwise, but shall exclude acts of willful misconduct or gross negligence by Employee, upon such finding in a final judgment by a court of competent jurisdiction.

      8. Cooperation With Employer. Following any termination of this Agreement, Employee shall fully cooperate with Companies in all matters relating to theansfer of any such pending work to other employees of Companies as may be designated by Companies.

      9. Intellectual Property Rights. All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including any inventions, patents, trademarks, copyrights, films, scripts, ideas, plans, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee, in the course of rendering Employee's services to Companies under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of Companies for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereof, or in and to any results and proceeds therefrom.

      10. Companies Location. It is the specific understanding of the parties hereto that as consideration and inducement to Employee to enter into this Agreement, Companies have agreed that the national administrative office of MC Inc. may be located within the general metropolitan area of Lansing, Michigan at Employee's discretion. It is the intent of the parties that for the first three months of this Agreement, Employee expects to work Monday through Thursday at NCL headquarters and for the second three months of this Agreement, Employee expects to divide his work time as circumstances require and permit between NCL headquarters and Lansing, Michigan.

      11. Return of Property. Upon termination of this Agreement, regardless of how termination may be effected, Employee or his estate shall immediately turn over to Companies all of Companies' property, including all items used by Employee in rendering services hereunder or otherwise, which may be in Employee's possession or under his control.

      12. Governing Law. This Agreement is made and entered into in the State of New York, and the laws of New York shall govern its validity and interpretation and the performance by the parties hereto of their respective duties and obligations hereunder.

      13. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by both parties.

      14. Notices. Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of Companies or to Employee, as the case may be, or when delivered by certified mail (return receipt requested) at the following address:

      TO COMPANIES:                             TO EMPLOYEE:

      Dr. Turan Itil                            Jonathan E. Raven
      Chairman of the Board                     2556 Dustin
      NeuroCorp., Ltd. and                      Okemos, Michigan 48864
      Memory Centers of America, Inc.
      150 White Plains Road
      Tarrytown, New York 10591

      15. Section Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      16. Attorney Fees. In the event of any litigation arising out of this Agreement, the non-prevailing party will pay the expenses of the prevailing party, including, without limitation, reasonable attorney fees.

      17. Partial Invalidation. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

      18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the Companies. The obligations of this Agreement may not, however, be transferred by the Companies without the consent of Employee, and subject to the following sentence. If the Companies transfer to any other Person substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, the Companies must transfer its obligations hereunder to such other Person and such other Person must accept such transfer and assume the obligations of the Companies imposed hereby. Companies shall notify the Employee in writing within the thirty (30) day period following any transfer of business and assets that the transferee has accepted the transfer and assumption of the Companies' obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs and assigns (including successive, as well as immediate, assigns) of Employee. The rights of Employee under this Agreement may be assigned only to his personal representative or by Will or pursuant to applicable laws of descent and distribution. If Employee should die while any amount would still be payable to Employee under this Agreement if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to Employee's personal representative or by Will or pursuant to applicable laws of descent and distribution.

      19. Non-Compete: In the event of termination of this Agreement pursuant to
Section 5, above, Employee will not, for a period of one year from the effective date of such termination, engage, directly or indirectly, in any capacity (whether as officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) or have an interest in, or be associated with any business in competition with Memory Centers of America, Inc.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the Effective Date.


WITNESSES:                                NEUROCORP., LTD.

/s/ [ILLEGIBLE]                           By: /s/ [ILLEGIBLE]
--------------------------------             -------------------------------

                                          Its:______________________________

                                          MEMORY CENTERS OF AMERICA, INC.

/s/ [ILLEGIBLE]                           By: /s/ [ILLEGIBLE]
--------------------------------             -------------------------------

                                          Its:______________________________


/s/ [ILLEGIBLE]                           /s/ Jonathan E. Raven
--------------------------------          ----------------------------------
                                          Jonathan E. Raven